Exhibit 1.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of Venator Materials PLC, an England and Wales public limited company, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of February 14, 2018.

HUNTSMAN CORPORATION

By:	/s/ Brandon Gray
Name:	Brandon Gray
Title:	Vice President and Treasurer

HUNTSMAN (HOLDINGS) NETHERLANDS B.V.

By:	/s/ Brandon Gray
Name:	Brandon Gray
Title:	Authorized Signatory

[Joint Filing Agreement – Exhibit 1.1]